Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated June 26, 2025, with respect to the financial statements of Allspring Absolute Return Fund and Allspring Real Return Fund as of April 30, 2025; and our report dated June 27, 2025, with respect to the financial statements of Allspring Asset Allocation Fund as of April 30, 2025, three of the funds comprising Allspring Funds Trust, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts
August 25, 2025